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Exhibit 99.1

INOVALON REPORTS THIRD QUARTER 2015 RESULTS

  •
  Record third quarter revenue of $105.5 million, 23% year-over-year growth

  •
  Quarterly Adjusted EBITDA of $29.0 million

  •
  Third quarter Non-GAAP net income of $13.0 million, resulting in Non-GAAP diluted net income of $0.09 per share

        BOWIE, MD.—November 4, 2015—Inovalon (Nasdaq: INOV), a leading technology company providing advanced cloud-based data analytics and data-driven intervention platforms to the healthcare industry, today announced financial results for the third quarter of 2015 and updated its full year 2015 financial guidance.

        "The third quarter of 2015 was an extremely busy time at Inovalon, resulting in another strong quarter of year-over-year growth, complemented by the exciting acquisition of Avalere Health, Inc. and announcement of Data DiagnosticsTM," said Keith Dunleavy, M.D., Inovalon's chief executive officer and chairman of the board. "During the quarter, in addition to our financial growth, our data, connectivity, and analytical capabilities continued to expand, strengthening our differentiation, value proposition, and positioning to bring the benefits of data and analytics to the healthcare landscape. While our core capabilities continue to see strong demand and differentiation from competitive alternatives, we were also excited by initial proof of concept confirmations from the Avalere combination, and very positive feedback regarding the introduction of Data Diagnostics™, a technology platform which we see as transformative in healthcare. While we are only in the early chapters of our growth, we are pleased with our progress and are excited by our expanding capabilities leadership."

Third Quarter 2015 Results

  •
  Revenue for the third quarter of 2015 was $105.5 million, inclusive of $4.2 million contributed by Avalere, an increase of $19.5 million, or 23%, compared with $86.0 million for the third quarter of 2014.

  •
  Cost of revenue for the third quarter of 2015 was $38.4 million, or 36% of revenue, compared with 32% of revenue for the third quarter of 2014.

  •
  Income from operations for the third quarter of 2015 was $18.9 million, compared with $23.1 million for the third quarter of 2014.

  •
  Adjusted EBITDA was $29.0 million for the third quarter of 2015, compared with $28.7 million for the third quarter of 2014. Adjusted EBITDA margin was 27.5% in the third quarter of 2015, compared with 33.3% for the third quarter of 2014.

  •
  Non-GAAP net income for the third quarter of 2015 was $13.0 million, resulting in Non-GAAP diluted net income per share of $0.09, compared with $14.5 million and $0.11 per share, respectively, for the third quarter of 2014.

        "We delivered a solid quarter, in-line with our expectations, and are proud of our continued ability to deliver not only strong profitable growth, but also repeated technological advancements that are being well received by a broadening set of customer constituents," said Thomas Kloster, Inovalon's chief financial officer.

        Adjusted EBITDA, Adjusted EBITDA margin and Non-GAAP net income are non-GAAP measures. The non-GAAP measures are described and reconciled to the most directly comparable GAAP measures at the end of this release.

Key Highlights

  •
  Data Diagnostics™:  During the quarter Inovalon announced the introduction of Data Diagnostics™ to the healthcare marketplace. This technology, the latest in Inovalon's product portfolio releases, provides a suite of hundreds of patient-specific analyses that can be ordered individually by clinicians on demand with the answer provided within seconds—all without leaving the clinician's workflow. The capability leverages vast amounts of data across billions of medical events, interconnectivity, and high-speed cloud-based analytics to allow physician organizations, health plans, accountable care organizations (ACOs), hospitals, integrated healthcare delivery systems, ASO employer groups, government programs, and individual physicians to achieve valuable clinical insights, strong clinical and quality outcomes, utilization efficiency, and overall financial performance on demand and in real time. The technology is delivered in collaboration with Quest Diagnostics, the nation's largest laboratory organization, providing large-scale distribution to clinicians through Quest's more than 200,000 Care360® provider portal installations and more than 400 integrated EHR platforms serving approximately half of the physicians and hospitals in the United States. As an increased investment was articulated during Inovalon's second quarter earnings call, Inovalon has been investing resources as part of the development and anticipated operation and support of Data Diagnostics™. This continued during the third quarter and is anticipated to accelerate significantly in the fourth quarter as the Company ramps for operational activity within the Data Diagnostic platform. While still in the early stages of this platform's introduction, initial feedback from the marketplace has been very positive.

  •
  Acquisition of Avalere Health, Inc.:  On September 1st, 2015 Inovalon acquired Avalere Health, Inc., a leading provider of data-driven advisory services and business intelligence solutions for the healthcare industry. The acquisition, with its more than 200 pharma/life sciences clients, is expected to significantly expand Inovalon's leadership in the broader healthcare marketplace and enables the Company to expand its industry-leading capabilities into an expansive adjacent market. In addition, Avalere's extensive industry expertise and industry thought leader mindshare materially expands Inovalon's scale and capacity for product development and support. As conveyed in association with the announcement of the acquisition, the combination of Avalere is expected to introduce a near-term headwind to Inovalon's margin profile, ultimately impacting Adjusted EBITDA margins by approximately negative 140 basis points in the third quarter. This trend is expected to continue in the fourth quarter with an estimated negative impact to Adjusted EBITDA margins of approximately 200 basis points. Early engagements, however, are confirming the previously articulated business model benefit expectation for the acquisition to be accretive to both capacity and Inovalon's Adjusted EBITDA margins longer term.

  •
  Capacity Expansion:  In response to strong continued demand for existing core products, expanding demonstrations of interconnectivity benefits, and indications of strong interest in newly released technology platforms, Inovalon has undertaken a number of capacity expansion initiatives which began during the second quarter, are accelerating, and are anticipated to continue into 2016. Core to this capacity expansion has been the increased demand and positive indications of interest for Inovalon's technologies which require expansion in the Company's cloud computing and big data infrastructure capacity as well as the product and technology personnel associated with them. These, in combination with the anticipated shift in revenue mix realized during the third quarter toward greater demand for data-driven intervention platform utilization (as compared to the prior year's Q3 period), as well as the near-term impact of the

    Avalere margin profile, have resulted in approximately 430 basis points downward shift in gross margins and a 580 basis points downward shift in Adjusted EBITDA margins during the third quarter in comparison to the same period in 2014. Supported by the Company's continued implementation of automation initiatives, connectivity, and analytic-based revenue mix, however, full year 2015 Adjusted EBITDA margin projections (excluding the aforementioned near-term impact of the Avalere margin profile) remain unchanged despite these increased investments in capacity. As such, adjusted for Avalere's anticipated near-term margin profile impact, full year 2015 Adjusted EBITDA margin targets remain at approximately 37% (+/– 1%) despite significant increases in investment into capacity expansion (and 35% (+/– 1%) inclusive of the near-term impact of the Avalere margin profile).

Other Financial Data and Key Metrics

        The following constitute other financial data and key metrics which are presented quarterly. Please see the Company's filings with the Securities and Exchange Commission (SEC) for further detail.

  •
  Growth of Datasets:  At September 30, 2015, the MORE2 Registry® dataset contained more than 127 million unique patient counts and 10.3 billion medical event counts, increases of 7% and 14%, respectively, compared with September 30, 2014.

  •
  Investment in Innovation:  For the three months ended September 30, 2015, Inovalon's ongoing investment supporting innovations in advanced, cloud-based data analytics and data-driven intervention platforms was $14.0 million, or 13% of revenue, compared with $11.9 million, or 14% of revenue, for the three months ended September 30, 2014. The timing of investment may vary from quarter to quarter.

  •
  Analytical Process Count Growth:  Inovalon's trailing 12 month Patient Analytical Month (PAM) count, which the Company believes is indicative of the Company's overall level of analytical activity, grew to a record 20.4 billion at September 30, 2015, an increase of 32% as compared with September 30, 2014.

        The metrics Patient Population Statements of Work (SOWs) and Data Analytics and Data-Driven Intervention Mix are annual metrics and will continue to be provided by the Company on an annual basis.

2015 Financial Guidance

        Inovalon is updating the full-year 2015 guidance released on August 5, 2015. Inovalon's full year 2015 guidance is summarized as follows:

  •
  Revenue is expected to be between $435 million and $450 million

  •
  Adjusted EBITDA is expected to be between $150 million and $161 million

  •
  Non-GAAP net income of between $73 million and $80 million

  •
  Non-GAAP diluted net income per share of between $0.49 and $0.54

        In addition to the above, Inovalon is affirming the general guidance with respect to full-year 2015 Data Analytics and Data-Driven Intervention Revenue Mix, as well as full-year 2015 mix of Fully Automated and Partially Automated previously released on May 6, 2015, independent of adjustments for the Avalere acquisition.

        While changes in the stock price could change the fully diluted share count, under the treasury stock method, the Company is assuming 152.6 million shares outstanding on a weighted average fully diluted basis for the fourth quarter of 2015, and 149.3 million shares for the full year 2015.

        In an effort to support understanding of the Company's seasonality and initial introduction of the Company to the marketplace, Inovalon has been providing quarterly and full-year financial guidance for its first fiscal year as a publicly traded company and will evaluate the provisioning of quarterly financial guidance for future periods.

Shares Outstanding

        As of October 30, 2015, the Company had 49.0 million shares of Class A common stock outstanding and 101.9 million shares of Class B common stock outstanding. These counts reflect a change since June 30, 2015 when the counts were 25.4 million and 122.3 million, respectively, primarily as a result of the conversion of Class B shares to Class A shares following the August 11, 2015 expiration of the Company's share lockup in association with the Company's IPO, employee exercises of stock options, and the issuance of approximately 0.2 million Class A shares in connection with the acquisition of Avalere, altogether, providing the market with substantially more public float in Inovalon's stock.

Conference Call

        Inovalon will host a conference call to discuss its third quarter 2015 results at 5:00 pm Eastern Time today. To participate in Inovalon's conference call, please dial (855) 783-2604, conference ID 59121387; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon's investor relations website (http://investors.inovalon.com).

About Inovalon

        Inovalon is a leading technology company that combines advanced cloud-based data analytics, and data-driven intervention platforms, to achieve meaningful insight and impact in clinical and quality outcomes, utilization, and financial performance across the healthcare landscape. Inovalon's unique achievement of value is delivered through the effective progression of Turning Data into Insight, and Insight into Action®. Large proprietary datasets, advanced integration technologies, sophisticated predictive analytics, data-driven intervention platforms, and deep subject matter expertise deliver a seamless, end-to-end capability that brings the benefits of big data and large-scale analytics to the point of care. Driven by data, Inovalon uniquely identifies gaps in care, quality, data integrity, and financial performance—while bringing to bear the unique capabilities to resolve them. Providing technology that supports hundreds of healthcare organizations in 98.2% of U.S. counties and Puerto Rico, Inovalon's cloud-based analytical and data-driven intervention platforms are informed by data pertaining to more than 777,000 physicians, 266,000 clinical facilities, and more than 127 million Americans. Through these capabilities, and those of its subsidiary Avalere Health, Inc., which offers data-driven advisory services and business intelligence to more than 200 pharmaceutical and life sciences enterprises, Inovalon is able to drive high-value impact, improving quality and economics for health plans, ACOs, hospitals, physicians, consumers and pharma/life-sciences researchers. For more information, visit www.inovalon.com.

Forward Looking Statements

        Certain statements contained in this press release constitute forward-looking statements within the meaning of, and intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding expected timing of the roll-out of Data Diagnostics™, the timing, performance characteristics and utility of Data Diagnostics™, and the impact of Data Diagnostics™ on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, strategies and business plans, expectations regarding future results, and earning's guidance for the fourth quarter and full-year 2015. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.

        These risks, uncertainties, and assumptions include, among others: the Company's ability to continue and manage growth; ability to grow the client base and Statements of Work (SOWs) and retain and renew the existing client base and maintain or increase the fees and SOWs with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including Data Diagnostics™; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts or SOWs; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the ability to protect the privacy of clients' data and prevent security breaches; the effect of competition on the business; and the efficacy of the Company's platforms and toolsets. Additional information is also set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015, included under the heading Item 1A, "Risk Factors." The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.

Use of Non-GAAP Financial Measures

        In the Company's earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release after the consolidated financial statements.

Inovalon Holdings, Inc.
Consolidated Statements of Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per-share amounts)	2015	2014	2015	2014
Revenue	$105,459	$85,991	$316,710	$271,622
Expenses:
Cost of revenue(1)	38,394	27,579	103,847	85,065
Sales and marketing(1)	3,946	2,410	8,173	5,355
Research and development(1)	6,283	6,184	17,198	17,376
General and administrative(1)	32,437	21,645	82,022	62,920
Depreciation and amortization	5,526	5,043	15,253	15,012

Total operating expenses	86,586	62,861	226,493	185,728

Income from operations	18,873	23,130	90,217	85,894

Other income and (expenses):
Realized losses on short-term investments	(329)	—	(329)	—
Interest income	1,184	1	1,807	4
Interest expense	(1,110)	(147)	(3,318)	(209)

Income before taxes	18,618	22,984	88,377	85,689
Provision for income taxes	8,498	9,318	38,362	33,836

Net income	$10,120	$13,666	$50,015	$51,853

Net income per share attributable to common stockholders, basic and diluted:
Basic net income per share	$0.07	$0.10	$0.35	$0.39

Diluted net income per share	$0.07	$0.10	$0.34	$0.38

Weighted average shares of common stock outstanding:
Basic	148,871	131,779	144,000	133,640

Diluted	151,835	134,538	147,409	135,835

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$28	$—	$85	$—
Sales and marketing	66	—	122	—
Research and development	292	—	952	—
General and administrative	1,619	518	4,540	1,340

Total stock-based compensation expense	$2,005	$518	$5,699	$1,340

Inovalon Holdings, Inc.
Consolidated Balance Sheets

(In thousands)	September 30, 2015	December 31, 2014
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$166,507	$162,567
Short-term investments	547,580	—
Accounts receivable, net	93,531	43,938
Prepaid expenses and other current assets	16,680	6,015
Income tax receivable	22,849	6,797
Deferred income taxes	1,436	491

Total current assets	848,583	219,808
Non-current assets:
Property, equipment and capitalized software, net	60,757	50,962
Goodwill	136,507	62,269
Intangible assets, net	63,397	7,447
Other assets	4,136	2,083

Total assets	$1,113,380	$342,569

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$18,758	$10,974
Accrued compensation	38,750	15,305
Other current liabilities	9,619	1,992
Deferred revenue	4,566	3,904
Deferred rent	763	567
Credit facilities	15,000	18,750
Capital lease obligation	109	99

Total current liabilities	87,565	51,591
Non-current liabilities:
Credit facilities, less current portion	270,000	281,250
Capital lease obligation, less current portion	251	168
Deferred rent	2,657	2,619
Deferred income taxes	36,005	15,163

Total liabilities	396,478	350,791

Stockholders' equity (deficit):
Class A common stock	—	—
Class B common stock	1	1
Additional paid-in-capital	486,541	110,317
Retained earnings	231,492	181,477
Treasury stock	—	(300,017)
Other comprehensive income (loss)	(1,132)	—

Total stockholders' equity (deficit)	716,902	(8,222)

Total liabilities and stockholders' equity (deficit)	$1,113,380	$342,569

Inovalon Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$50,015	$51,853
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	5,699	1,340
Depreciation	13,683	11,185
Amortization of intangibles	1,570	3,827
Amortization of premiums on short-term investments	1,315	—
Realized losses on short-term investments	329	—
Tax payments for equity award issuances	582	—
Excess tax benefits from share-based compensation	(16,039)	—
Deferred income taxes	(714)	(230)
Loss on disposal of long-lived assets	116	—
Impairment of long-lived assets	—	109
Loss on impairment of long-lived assets	—	165
Changes in assets and liabilities:
Accounts receivable	(36,581)	(18,638)
Prepaid expenses and other current assets	(1,628)	(2,620)
Income taxes receivable	4,663	(1,547)
Other assets	(1,895)	(822)
Accounts payable	4,890	1,455
Accrued compensation	18,691	3,513
Other liabilities	796	1,076
Deferred rent	(398)	(153)
Deferred revenue	(938)	(665)

Net cash provided by operating activities	44,156	49,848

Cash flows from investing activities:
Acquisitions, net of cash acquired	(114,015)	—
Escrow funding associated with acquisition	(7,875)	—
Purchases of short-term investments	(783,485)	—
Sales and maturities of short-term investments	233,130	—
Purchases of property and equipment	(4,539)	(6,347)
Investment in capitalized software	(14,557)	(11,283)
Proceeds from sale of property and equipment	(24)	22

Net cash used in investing activities	(691,365)	(17,608)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of underwriters' discount	362,082	—
Proceeds from issuance of treasury stock, net of underwriters' discount	282,172	—
Payment of offering costs	(5,182)	—
Proceeds from credit facility borrowings	—	300,000
Repayment of credit facility borrowings	(15,000)	—
Purchase of common stock	—	(309,083)
Dividends paid	—	(2,852)
Proceeds from exercise of stock options	11,702	720
Excess tax benefits from share-based compensation	16,039	429
Tax payments for equity award issuances	(582)	—
Capital lease obligations paid	(82)	(101)

Net cash provided by (used in) financing activities	651,149	(10,887)

Increase (decrease) in cash and cash equivalents	3,940	21,353
Cash and cash equivalents, beginning of period	162,567	110,594

Cash and cash equivalents, end of period	$166,507	$131,947

Inovalon Holdings, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
(unaudited)

        Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, other non-comparable income and expenses, and certain legal costs. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue. A reconciliation of net income to Adjusted EBITDA follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except percentages)	2015	2014	2015	2014
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$10,120	$13,666	$50,015	$51,853
Depreciation and amortization	5,526	5,043	15,253	15,012
Realized losses on short-term investments	329	—	329	—
Interest expense	1,110	147	3,318	209
Interest (income)	(1,184)	(1)	(1,807)	(4)
Provision for income taxes	8,498	9,318	38,362	33,836

EBITDA	24,399	28,173	105,470	100,906
Stock-based compensation	2,005	518	5,699	1,340
Acquisition costs:
Transaction costs	1,330	—	1,330	—
Contingent consideration	706	—	706	—
Tax on equity exercises	582	—	582	—
Professional service fees	—	(33)	—	813

Adjusted EBITDA	$29,022	$28,658	$113,787	$103,059

Adjusted EBITDA margin	27.5%	33.3%	35.9%	37.9%

Inovalon Holdings, Inc.
Non-GAAP net income
(unaudited)

        Inovalon defines Non-GAAP net income as net income adjusted to exclude tax-affected stock-based compensation expense, tax-affected acquisition acosts, tax-affected amortization of acquired intangible assets, tax-affected tax on equity exercises and tax-affected other non-comparable income and certain expenses. A reconciliation of net income to Non-GAAP net income follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2015	2014	2015	2014
Reconciliation of Net Income to Non-GAAP net income:
Net income	$10,120	$13,666	$50,015	$51,853
Stock-based compensation	2,005	518	5,699	1,340
Acquisition costs:
Transaction costs	1,330	—	1,330	—
Contingent consideration	706	—	706	—
Amortization of acquired intangible assets	766	861	1,569	3,827
Tax on equity exercises	582	—	582	—
Professional service fees	—	(33)	—	813
Tax impact of add-back items	(2,460)	(537)	(4,296)	(2,386)

Non-GAAP net income	$13,049	$14,475	$55,605	$55,447

GAAP basic net income per share	$0.07	$0.10	$0.35	$0.39

GAAP diluted net income per share	$0.07	$0.10	$0.34	$0.38

Non-GAAP basic net income per share	$0.09	$0.11	$0.39	$0.41

Non-GAAP diluted net income per share	$0.09	$0.11	$0.38	$0.41

Inovalon Holdings, Inc.
Other Financial data and Key Metrics
(unaudited)

        The Company believes the metrics illustrated in the table below are indicative of its overall level of analytical activity and its underlying growth in the business.

	As of September 30,
(In thousands)	2015	2014
MORE[2] Registry® dataset metrics:
Unique patient count(1)	127,701	118,932
Medical event count(2)	10,366,340	9,112,175
Trailing 12 month Patient Analytics Months (PAM)(3)	20,405,108	15,513,903

(1)
Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE2 Registry® as of the end of the period presented.

(2)
Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).

(3)
Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an "analytical process" is a distinct set of data calculations undertaken by the Company which is initiated and completed by the Company's analytical platform to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.
Investment in Innovation
(unaudited)

        The Company's business model is based upon the ability to deliver value to clients through the combination of advanced, cloud based data analytics and data driven intervention platforms focused on the achievement of meaningful and measureable improvements in clinical quality outcomes and financial performance in healthcare. The Company's ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company's continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company's business success. The Company's investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data driven interventions capabilities are deployed as summarized below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except percentages)	2015	2014	2015	2014
Investment in Innovation
Research and development(1)	$6,283	$6,184	$17,198	$17,376
Capitalized software development(2)	5,359	4,080	15,104	11,758
Research and development infrastructure investments(3)	2,406	1,627	2,945	4,567

Total investment in innovation	$14,048	$11,891	$35,247	$33,701

As a percentage of revenue
Research and development(1)	6%	7%	5%	6%
Capitalized software development(2)	5%	5%	5%	4%
Research and development infrastructure investments(3)	2%	2%	1%	2%

Total investment in innovation	13%	14%	11%	12%

(1)
Research and development primarily includes employee costs related to the development and enhancement of the Company's service offerings.

(2)
Capitalized software development includes capitalized costs incurred to develop and enhance functionality for the Company's data analytics and data driven intervention platforms.

(3)
Research and development infrastructure investments include strategic expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.
Forward-Looking Guidance Adjusted EBITDA
(Unaudited)

	Guidance Range
	Year Ending December 31, 2015
(In millions)	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Adjusted EBITDA:
Net income	$64	$71
Depreciation and amortization	22	22
Realized losses	—	—
Interest expense	5	5
Interest (income)	(3)	(3)
Provision for income taxes(1)	49	53

EBITDA	137	148
Stock-based compensation	8	8
Acquisition costs:
Transaction costs	1	1
Contingent consideration	3	3
Tax on equity exercises	1	1

Adjusted EBITDA	$150	$161

(1)
A 43% tax rate is assumed in order to approximate the Company's effective corporate tax rate.

Inovalon Holdings, Inc.
Forward-Looking Guidance Non-GAAP net income
(Unaudited)

	Guidance Range
	Year Ending December 31, 2015
(In millions, except per share amounts)	Low	High
Reconciliation of Forward-Looking Guidance Net Income to Non-GAAP net income:
Net income	$64	$71
Stock-based compensation	8	8
Acquisition costs:
Transaction costs	1	1
Contingent consideration	3	3
Amortization of acquired intangible assets	3	3
Tax on equity exercises	1	1
Tax impact of add-back items(1)	(7)	(7)

Non-GAAP net income	$73	$80

GAAP diluted net income per share	$0.43	$0.48

Non-GAAP diluted net income per share	$0.49	$0.54

Weighted average shares of common stock outstanding—diluted	149	149

(1)
A 43% tax rate is assumed in order to approximate the Company's effective corporate tax rate.

Non-GAAP Financial Measures

        Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company's operating results. These measures are not prepared in accordance with, or an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

        Investors frequently have requested information from management regarding depreciation, amortization other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors' ability to assess Inovalon's historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above.

        These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and as an important factor in determining variable compensation.

Adjusted EBITDA and Adjusted EBITDA Margin

        The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest expense, interest income, provision for income taxes, stock-based compensation, acquisition costs, tax on equity exercises, other non-comparable income and expenses, and certain legal costs. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.

        Adjusted EBITDA margin is the Company's calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

        The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company's business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company's core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company's operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon's industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Non-GAAP net income

        The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, tax-affected acquisition costs, tax-affected amortization of acquired intangible assets, tax-affected tax on equity exercises, and tax-affected other non-comparable income and expenses.

        The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company's core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company's performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. In addition, other companies, including companies in Inovalon's industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:

Inovalon
Kim E. Collins (Investors)
4321 Collington Road
Bowie, Maryland 20716
Phone: 301-809-4000 x1473
kcollins@inovalon.com

Greenough Communications,
on behalf of Inovalon
Andrea LePain (Media)
Phone: 617-275-6526
alepain@greenoughcom.com

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  Exhibit 99.1
INOVALON REPORTS THIRD QUARTER 2015 RESULTS